Exhibit 99.1

Contact for Media: Henry Goodwin Bottomline Technologies 603.380.6106 henry.goodwin@bottomline.com

PORTSMOUTH, NH – April 19, 2017 – Bottomline Technologies (NASDAQ:EPAY), a leading provider of technology solutions to help businesses pay and get paid, today announced the appointment of Mr. Paul H. Hough to its Board of Directors.

Mr. Hough is EVP and Deputy Chief Financial Officer for American Express (NYSE:AXP), a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success.

Mr. Hough’s thirty year career at American Express has included finance and general management experience in the U.S. and abroad. Currently, Mr. Hough has stewardship for financial management, risk finance, financial strategy and long range planning for the business and servicing groups. He is a member of the Company’s Operating Committee and Global Management Team.

“We are excited to welcome Paul to our Board,” said Joseph L. Mullen, Chairman of Bottomline’s Board of Directors. “Paul brings a wealth of experience in consumer and business payments, both in the United States and internationally. His extensive leadership experience and strong financial background will be a valuable addition to our Board.”

Mr. Hough graduated from Trinity College and earned a master’s degree in business administration from New York University.

The election of Mr. Hough to the Bottomline Technologies Board of Directors is effective today.

About Bottomline Technologies

Bottomline Technologies (NASDAQ: EPAY) helps businesses pay and get paid. Businesses and banks rely on Bottomline for domestic and international payments, effective cash management tools, automated workflows for payment processing and bill review and state of the art fraud detection, behavioral analytics and regulatory compliance. More than 10,000 corporations, financial institutions, and banks benefit from Bottomline solutions. Headquartered in Portsmouth, New Hampshire, we delight our customers through offices across the United States, Europe, and Asia-Pacific. For more information, visit www.bottomline.com.

Bottomline Technologies and the Bottomline Technologies logo are trademarks of Bottomline Technologies, Inc. which may be registered in certain jurisdictions. All other brand/product names may be trademarks of their respective owners.